Southern Community shareholders approve

merge with Capital Bank Financial Corp.

Shareholders will receive $3.11 per share in cash

Winston-Salem, NC – (PR Newswire) 09/20/2012 – At a special meeting of the shareholders of Southern Community Financial Corporation (NASDAQ: SCMF) (NASDAQ: SCMFO), on Wednesday, September 19, 2012, the agreement to merge with Capital Bank Financial Corp. (“Capital Bank”) in an all cash transaction valued at $3.11 per common share was approved.

Of total votes cast, 85.64% voted in favor to approve the merger transaction with Capital Bank. Of total shares outstanding of 16,854,775 as of the record date for the Special Meeting, shareholders voted 11,933,544 shares for a quorum of 70.8% of the total shares outstanding.

Southern Community Bank, begun in 1996, operates 22 branches with assets of approximately $1.5 billion. Completion of the transaction will give Capital Bank its first entry into the Triad area and increase the number of its branch offices to 165 throughout the Southeast. Capital Bank has tentatively scheduled the consummation of the merger effective October 1, 2012.

About Southern Community Financial Corporation

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty-two banking offices throughout North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on our website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

For additional information:

James Hastings, Interim Chief Executive Officer and Chief Financial Officer

(336) 768-8500